Exhibit 99.1

For Immediate Release

Contacts:	Linda H. Simmons	Marie T. van Luling
	Chief Financial Officer	Corporate Communications
	(401) 456-5015 Ext. 1652	(401) 456-5015 Ext. 1584

BANCORP RHODE ISLAND, INC. ANNOUNCES ACCELERATED VESTING OF UNVESTED EMPLOYEE STOCK OPTIONS

PROVIDENCE, R.I.--(BUSINESS WIRE)—January 3, 2006--Bancorp Rhode Island, Inc. (NASDAQ: BARI) (the “Company”), the parent company of Bank Rhode Island (the “Bank”), today announced that December 29, 2005, its Compensation Committee, with the concurrence of its Executive Committee, voted to accelerate the vesting of all outstanding unvested stock options awarded to Bank employees under the Company’s stock option plans. These options were immediately vested as of December 30, 2005. No other changes were made to the terms and conditions of the options.

The accelerated vesting was undertaken in an attempt to reduce the non-cash compensation expense that the Company would otherwise be required to recognize upon adopting Financial Accounting Standards Board Statement No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123R"). SFAS 123R, which became effective for the Company on January 1, 2006, requires companies to recognize compensation expense over a stock option’s vesting period.

A total of 89,586 options vested on December 30, 2005 as a result of the acceleration. The Company anticipates that the accelerated vesting of these options will eliminate potential pre-tax compensation expense recognition in future periods of approximately $715,000, of which approximately $375,000 would have been incurred during the year ending December 31, 2006. The Company will book a one-time charge of approximately $50,000 in 2005 as a result of this acceleration.

Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, has 16 branches located in Providence, Kent and Washington counties.

This release may contain "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The company cautions that

Bancorp Rhode Island, Inc.

3Q Earnings

October 18, 2005

such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's filings with the Securities and Exchange Commission.

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